MG Smaller Companies Fund - 10f3

Transactions - Q1 2000



	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Websense, Inc.	N2H2, Inc.	Webtrends
Underwriters

Chase Sec, SG Cowen, Wit SoundView,

FleetBoston Robertson Stephens, Banc of

America Sec, CIBC World Markets, DBSI,

SSB, Warburg Dillon Read, Crowell Weedon &

Co, Dain Rauscher Wessels, E*Offering Corp,

First Albany, First Security Van Kasper, Pacific

Crest Sec, Pacific Growth Sec, Torrey Pines Sec,

Tucker Anthony

		CIBC World Markets, US Bancorp Piper Jaffray, etc., including DBSI	Dain Rauscher Wessels, BancBoston Robertson Stephens, SoundView Technology Group, etc.
Years of continuous operation, including predecessors	>3	>3	>3
Security	WBSN	NTWO	WEBT
Is the affiliate a manager or co-manager of offering?	No	No	No
Name of underwriter or dealer from which purchased	Chase H&Q	n/a	n/a
Firm commitment?	Yes	Yes	Yes
Trade date/Date of Offering	3/27/2000	7/29/1999	5/12/1999

Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any c oncurrent public offering	$ 72,000,000.00	$ 65,000,000	$ 94,875,000
Total	$ 72,000,000.00	$ 65,000,000	$ 94,875,000

Public offering price	18.00	13.00	33.00
Price paid if other than public offering price	n/a	n/a
Underwriting spread or commission	$1.26 (7%)	$0.91 (7%)	$1.73 (5.24%)

Shares purchased	100	n/a	n/a
$ amount of purchase	$ 1,800.00	n/a	n/a

% of offering purchased by fund	0.003%	n/a	n/a
% of offering purchased by associated funds*	0.108%	n/a	n/a
Total (Must be less than 25%)	0.110%	n/a	n/a